Exhibit 99.1

Intra-Cellular Therapies Announces Closing of $150 Million Public Offering of Common Stock

NEW YORK, October 2, 2017 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company, today announced the completion of its previously announced underwritten public offering of 9,677,419 shares of its common stock at a public offering price of $15.50 per share. All of the shares in the offering were sold by Intra-Cellular Therapies, with gross proceeds to Intra-Cellular of approximately $150 million and net proceeds of approximately $141 million, after deducting underwriting discounts and commissions and estimated offering expenses. In addition, Intra-Cellular Therapies has granted the underwriters a 30-day option to purchase up to an additional 1,451,613 shares on the same terms and conditions.

J.P. Morgan Securities LLC and Leerink Partners LLC acted as joint book-running managers for the offering. Cantor Fitzgerald & Co. acted as lead manager for the offering and Canaccord Genuity Inc., BTIG, LLC and Ladenburg Thalmann & Co. Inc. acted as co-managers for the offering.

The public offering was made pursuant to a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). A final prospectus supplement and the accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov, and may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or email: prospectus-eq_fi@jpmchase.com, or Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by e-mail at Syndicate@Leerink.com, or by phone at 800-808-7525, ext. 6132.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative diseases and diseases of the elderly, including Parkinson’s and Alzheimer’s disease. The Company is developing its lead drug candidate, lumateperone (also known as ITI-007), for the treatment of schizophrenia, bipolar disorder, behavioral disturbances in patients with dementia, including Alzheimer’s disease, depression and other neuropsychiatric and neurological disorders. Lumateperone, a first-in-class molecule, is in Phase 3 clinical development for the treatment of schizophrenia, bipolar depression and agitation associated with dementia, including Alzheimer’s disease. The Company is also utilizing its phosphodiesterase (PDE) platform and other proprietary chemistry platforms to develop drugs for the treatment of CNS and other disorders. The lead molecule in the Company’s PDE1 portfolio, ITI-214, is in development for the treatment of symptoms associated with Parkinson’s disease.

Contact

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Lisa Burns

Justin Jackson (Media)

jjackson@burnsmc.com

212-213-0006